EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
April 26, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

AVERT INC. ANNOUNCES DELAY IN RELEASE OF EARNINGS

FORT COLLINS, Colorado - Avert, Inc. (NASDAQ National Market/AVRT) an Internet based business service provider of employment screening and human resource solutions to a diverse nationwide customer base, today announced there will be a delay in the release of the Company’s first quarter earnings.

Avert normally releases earnings a few weeks after the end of a quarter, however, the release of the Company’s first quarter earnings will be delayed until mid-May. This late release is based on the financial integration and audit requirements necessary for its March 30, 2001, merger with Advantage Assessment, Inc.

About Avert, Inc. Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 14,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports and much more. The company is headquartered in Fort Collins, Colo.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link, Avert, Inc., 800-367-5933 ext. 217 or link@avert.com

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